FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation
James Spiezio
978-694-9121
spiezio@beaconpower.com

Gene Hunt
978-661-2825
hunt@beaconpower.com

BEACON POWER CONNECTS SECOND MEGAWATT
OF REGULATION SERVICE

Expanded Capacity Generating Revenue from New England Grid Operator

Tyngsboro, Mass., July 20, 2009 – Beacon Power Corporation (Nasdaq: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has completed the connection of a second megawatt (MW) of flywheel energy storage to the New England power grid. This new system, which is already producing revenue by providing frequency regulation services, doubles the energy storage capacity now in operation at Beacon’s Tyngsboro, Massachusetts, headquarters.

“This resource expansion reflects continued progress in our drive to commercialize fast-response flywheel energy storage for frequency regulation,” said Bill Capp, Beacon president and CEO. “Both our first one-megawatt system and this new, second megawatt are being controlled by ISO New England. The second system is operating on a separate, higher-voltage power line than the first and uses a different interconnection, transformer and meter, which has enabled us to gain experience with multiple connection arrangements. We also incorporated several design improvements in the second system, based on things we learned from the first. Those performance-enhancing improvements are now being applied to all our production plants.”

Beacon’s first 1 MW Smart Energy Matrix flywheel system has been absorbing and injecting (i.e., recycling) electricity to provide frequency regulation services on the ISO New England grid since November 2008. In the second quarter of this year, the Company realized significantly lower operating costs for this system, when ISO New England and the local utility, National Grid, changed how National Grid charges Beacon for electricity.  The second MW system will also benefit from this cost reduction.

Beacon expects to have up to 5 MW of flywheel energy storage capacity installed by year-end. The Company projects that the systems running at its Tyngsboro headquarters will generate positive gross margins from the provision of frequency regulation services.

20 MW frequency regulation plant planned for construction in New York
On July 2, 2009, the U.S. Department of Energy (DOE) notified Beacon Power that its application for a loan guarantee to help finance construction of the Company’s first 20 MW plant was approved, resulting in a conditional DOE loan guarantee commitment for $43 million. Before the loan can be closed, DOE’s offer is subject to negotiation and completion of a number of contracts and conditions. Beacon is now exploring various options for funding the equity (i.e., the non-loan) portion of the planned Stephentown, New York, plant. Of the $25.8 million of required Beacon equity for the project, more than 50% is expected to come from “in-kind contribution” of costs the Company has already incurred. A significant portion of the in-kind contribution will come from the redeployment of up to 4 MW of energy storage from Tyngsboro to the Stephentown site.

Beacon is looking to break ground on the 20 MW frequency regulation plant in Stephentown later this year. Depending on the outcome of financing discussions and the timing of the DOE loan guarantee closing, full construction of the plant is expected to begin soon thereafter.

About Beacon Power
Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in finalizing the DOE loan guarantee support for our New York facility, or complying with the conditions or ongoing covenants of that support; a need to raise additional equity to fund the project and Beacon’s other operations in uncertain financial markets; conditions in target markets, including the fact that some ISOs have been slow to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain any necessary certificates of public convenience and necessity, such as for our New York facility, site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.